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                                                                     EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT
                                      TO
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               PEI HOLDING, INC.
                       (Pursuant to Section 242 of the
                       Delaware General Corporation Law)

     PEI HOLDING, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          THAT, the name of the Corporation is PEI Holding, Inc. and that the date of filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware was October 15, 1991;

          THAT, the directors of the Corporation duly adopted at a meeting held on March 10, 1998 resolutions recommending to the stockholders of the Corporation that (a) each of the outstanding 99,650 shares of Class A Common Stock of the Corporation be subdivided into twenty (20) shares of Class A Common Stock of the Corporation and (b) that the authorized shares of the Corporation be increased to 5,000,000 shares consisting of 2,500,000 shares of Class A Common Stock, par value $0.01 per share and 2,500,000 shares of Class B Common Stock, par value $0.01 per share;

          THAT, that stockholders of the Corporation, by unanimous written consent filed with the corporate records of the Corporation, adopted such recommendations of the directors of the Corporation and authorized the officers of the Corporation to cause this Certificate to be prepared, executed and duly filed;

          THAT, each of the outstanding 99,650 shares of Class A Common Stock of the Corporation is hereby and shall be deemed to be subdivided into twenty
     (20) shares of Class A Common Stock of the Corporation, as a result of such subdivision there are as of this date 1,993,000 shares of Class A Common Stock of the Corporation outstanding, and the officers of the Corporation shall cause replacement stock certificates to be issued to the holders of shares of Class A Common Stock of the Corporation to evidence such subdivision; and

          THAT, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article IV.A, thereof to read as herein set forth in full:

                                  "ARTICLE IV

                                 CAPITAL STOCK

          A.   Number and Types of Shares. The total number of shares of all
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          classes of stock that the corporation shall have authority to issue is
          5,000,000 shares consisting of: 2,500,000 shares of Class A common stock, par value $0.01 per share (herein called the "Class A Common Stock"); and 2,500,000 shares of Class B common stock, par value of $0.01 per share (herein called the "Class B Common Stock"). The Class
          A Common Stock and the Class B Common Stock are sometimes collectively referred to herein as the "Common Stock."


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     IN WITNESS WHEREOF, PEI Holding, Inc. has caused this Certificate of
Amendment of Amended and Restated Certificate of Incorporation to be signed by Kenneth C. Cornelius, its Senior Vice President, and attested by Dennis P. Chelminski, its Treasurer, this 25th day of March, 1998.

                                                 PEI HOLDING, INC.


                                                 By: /s/ Kenneth C. Cornelius
                                                    ----------------------------
                                                         Kenneth C. Cornelius,
                                                         Senior Vice President

Attest:


/s/ Dennis P. Chelminski
------------------------------
Dennis P. Chelminski, Treasurer

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